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On November 1, 2023, Tech Bullion published an interview with Dr. Mark Dybul, Chief Executive Officer of Renovaro Biosciences Inc..

The following is a copy of the interview:

Curing People With Cancers And Infectious Diseases;

Interview with Dr. Mark Dybul, CEO of Renovaro Biosciences

Please tell us your name and a little more about yourself?

My name is Mark Dybul, and I’m CEO of Renovaro Biosciences. I’m also a trained immunologist for both basic research and clinical research. I started my career under Tony Fauci at the National Institutes of Health. In fact, my first supervisor was Drew Weissman, who just won the Nobel Prize for mRNA vaccines for COVID.

At NIH, I worked with Tony on trying to reduce the toxicity and cost of antiretroviral therapy. We were privileged to work on a plan called the U.S. President’s Emergency Plan for AIDS Relief, which ended up being an organizational feat that involved bringing the entire government together, including Health and Human Services, USAID, the Department of Defense, the Peace Corps, and the Department of Labor. I would classify it as building a startup within the U.S. government and going from zero budget and no staff to a worldwide program that grew to $6.5 billion/year and has saved 25 million lives.

I went on to run the Global Fund to Fight AIDS, TB and Malaria, which is sort of an international version of the U.S. President’s Emergency Plan for AIDS Relief, except that it also included malaria and TB, and it wasn’t just the U.S. government’s program. We sought and received funding from the top-income countries in the world, along with China, Africa and other places.

I took over at a time when confidence was failing, donors had withdrawn, and we rebuilt and transformed the organization. Over my four-year term, I grew it from a little around $3 billion to $4.5 billion with full confidence, and that program now just announced they’ve saved 50 million lives.

What is Renovaro Biosciences and what unique services do you provide and what type of diseases are you fighting?

At Renovaro Biosciences, we’re focused on not only saving lives but also getting to market as rapidly as possible and moving towards our vision of eliminating the need for chemotherapy within our lifetime. Fifteen years from now, we’ll look back on using chemotherapy and wonder how we used a product that damaged so much of a person’s body to try to kill cancer, and the future rests on things like what we’re doing at Renovaro Biosciences. We use genetic therapy, cell therapy, and immunotherapy to teach the person’s immune system to see solid tumors or cancers in a new way and create an immune response that will control and potentially eliminate the cancer over time — without causing harm.

Part of what’s unique about Renovaro is that we’re targeting cancers which have no good therapies yet, starting with pancreatic cancer but including others like triple-negative breast cancer, head/neck cancer, as well as liver cancer.

The second piece is that we can move faster through the regulatory system with good results through various mechanisms.

We believe that the data we’re seeing is so promising that if we see similar data in humans, we could be eligible for that early commercial as early as the end of 2025. The data we saw in mice is an 80% to 90% reduction in the size of tumors, which is pretty important in and of itself, but what’s really important is that it correlated with an immune response — exactly what we predicted would happen with our product.

Then the third piece is what’s in that remaining 10% to 20% of tumor sack in terms of the volume and the weight. All cells have volume and weight, whether it’s a cancer cell or an immune cell. T tumor sac after our treatment was filled with effective immune cells. And there were no metastases. Importantly, that was after a single round of therapy, and we had been anticipating five to 10 rounds in humans.

How bad is it? Can you give us global statistical data of the impact of cancers and infectious diseases around the world and how science and technology are tackling these challenges?

Cancer has long been one of the leading causes of death among adults in the world, and 80% of the cancers in the world are solid tumors. Thus, the products we’re working on could address 80% of the cancers in the world.

One of the cancers we’re starting with is pancreatic cancer. The life expectancy of pancreatic cancer is terrible. It’s one of the worst of all cancers. In fact, 60,000 new people are diagnosed with pancreatic cancer in the United States every year alone, and 40,000 people in the U.S. die from pancreatic cancer every year. There is no good therapy available to these patients, and only 10% of people will live five years with pancreatic cancer.

How does it work? Could you give us a walkthrough of your advanced allogeneic cell and gene therapy platforms and how it works?

The important piece of what we’re trying to do is really personalized, precision, platform therapies, and those are all important words. It’s personalized because we use a piece of the person’s tumor so that it’s a specific response for the person because each person’s tumor is a little bit different.

It’s also a platform that uses dendritic cells. Other people are using dendritic cells to try to treat cancer, but they often use the person’s own cells, which takes time because you have to create the dendritic cells and then you have to genetically modify or load them with the cancer and give them back to the person, but that doesn’t have as strong of an immune response.

We use cells from other people, not the person who has the cancer, and that’s important for a couple of reasons. One is it should — and we do see this is, in fact, the case — stimulate a stronger immune response because it’s cells from another person. Our immune systems are designed especially to identify cells from another person and create an even stronger immune response because cells from another person are a big threat to the person’s body. We take advantage of that and basically use it as a trick to stimulate an even stronger response.

The other advantage of that is we can store and bank the cells from other people so that we’re ready to go, and then all we need is a piece of the new patient’s tumor, and then we can move very quickly to therapy. This will be game-changing for patients in need.

Our platform and the cells we have stored then could potentially be used for any solid tumor. While we’re starting with certain solid tumors, we believe there’s no reason the same thing shouldn’t work for all solid tumors. That doesn’t mean it will, but there’s no reason why it shouldn’t work for all solid tumors.

Importantly, we’re also in the process of seeking shareholder approval for Renovaro Biosciences to merge with GEDiCube. Combining with an AI company should give us the capacity to understand key differences in different ways different people respond to treatment, That could in turn help predict the likelihood of a successful outcome and, potentially help us identify new targets for treatment Finally, AI could help identify component pieces of the tumors that might allow us to find something that’s fully off the shelf so that we don’t need this piece of the person’s tumor.

Through artificial intelligence, we hope to be able to find something that’s common across not perhaps a class of tumors, or if a person has a certain genetic type of tumor that we could have fully off-the-shelf products. It could also help us identify new approaches to therapy by understanding what’s happening in each person who’s treated.

Talking about gene therapy, could you give us more insights into this industry, who needs it, what innovations are available and what is possible with gene therapy?

Gene therapy is very, very exciting. I was at the National Institutes of Health around the time when the Human Genome Project was finishing, so I’ve been very engaged with it and how we understand genes.

We take the knowledge of what the genes produce to genetically modify the dendritic cells to overexpress or hyper-produce those factors that will hyper-stimulate the immune system.

Taking a closer look at the opportunities provided by your services, who can benefit from the allogeneic cell and gene therapy provided by Renovaro Biosciences?

Our first-tier clinical studies are focused on people who do not have good treatments for their cancers and therefore do not have a good outlook or longevity. Many of them will die within five years from their condition. We’re focused on pancreatic cancer, triple-negative breast cancer, which is a subset of breast cancers where there isn’t even an effective first-line therapy, as well as head, neck, and oral cancers where we do not have good therapies available. Liver cancer has an OK first-line therapy available but not a very good second line-therapy.

While we’re starting with focusing on those cancers without any good treatment options, our platform is set for all solid tumors, which account for 80% of all cancers with the other 20% of them being blood cancers. Our therapies could become the first treatment option without the need for chemotherapy.

So looking to that future, even where there’s good first-line therapies for solid tumors, why would you want to use something as toxic as chemotherapy if you could use cell-gene therapy that would be just as effective, if not more so?

After therapy, how does Renovaro Biosciences provide long-term remission for patients suffering from cancer or infectious diseases?

We won’t know what long-term remission will look like until we are several years into clinical trials. However, the way we are approaching cancer treatments is by not giving something toxic to the entire body to try to kill the cancer chemically. Instead, we are targeting the cancer by retraining the person’s immune system to control the cancer.

We all get exposed to many types of toxins. It’s the immune system that protects us and prevents things from happening, and we’re training the immune system to deliver the response to the cancer. So theoretically, you should not need future therapy because your own immune system, not something that’s coming from outside that is toxic, is what is advancing therapy.

So while we don’t know what remission will look like, because of our approach, we would anticipate that the immune response would have the capacity then to control the cancer for the long term, unlike chemotherapy or other toxic treatments.

How can individuals suffering from cancers or infectious diseases access treatment options offered by Renovaro Biosciences?

We completed our first informal exchange with the U.S. Food and Drug Administration for our investigational new drug. So we’ve completed our pre-IND, in which we submit it to the FDA, and they give us some reactions. We have to complete the IND process, which then allows us to move into human studies.

We are currently projecting that we will submit that application for an IND in the early part of the second half of next year. That would allow us to start clinical trials by the end of 2024, which we believe would allow us to have results by the end of 2025. So we will be enrolling patient studies from the end of 2024 until the end of 2025 to get through the Phase 2 study.

We are hopeful that we will have such significant results that we will receive early approval to commercially expand the technology to as many people as possible.

Again, this is the same process that enabled us to get the COVID vaccines before the entire process was completed, but they still had to complete the larger study to get the full license from the FDA. So our hope is that by the end of 2025, early 26, our product will be widely available to people who need it for the cancers we’re focused on.

What do you have on the pipeline at Renovaro Biosciences, do you have any opportunities for investors and partnerships to aid you in this fight against cancer or infectious diseases?

Investors can expect to learn about many impactful partnerships. I’ve spent my life building partnerships around the globe, and partnerships are key to success on many levels. The first is the actual studies. We have partnered with the best institutions in the world: University of California, Los Angeles, and the Fred Hutchinson Cancer Research Center, where one of the leading cancer-science immunology scientists is one of their scientific advisors. To conduct the clinical trials, we’re also partnering with the cancer centers who treat people.

Additionally, Renovaro Biosciences has signed a definitive agreement to combine with GEDi Cube Intl Ltd., an AI medical technology company. Investors can expect this partnership to accelerate our mission by mutually reinforcing AI and biotechnology platforms for early diagnosis, better targeted treatments, and drug discovery. These AI technology products projected to be in the marketplace by 2024

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events, or developments that Renovaro or GEDi Cube expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include but are not limited to, statements regarding the proposed Transaction, the expected closing of the proposed Transaction and the timing thereof, and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities, and anticipated future performance. Information adjusted for the proposed Transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the risk that cost savings, synergies and growth from the proposed Transaction may not be fully realized or may take longer to realize than expected; the possibility that shareholders of Renovaro may not approve the issuance of new shares of Renovaro common stock in the proposed Transaction; the risk that a condition to closing of the proposed Transaction may not be satisfied, that either party may terminate the Transaction Agreement or that the closing of the proposed Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed Transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the stock purchase agreement relating to the proposed Transaction; the risk that changes in Renovaro’s capital structure and governance could have adverse effects on the market value of its securities and its ability to access the capital markets; the ability of Renovaro to retain its Nasdaq listing; the ability of GEDi Cube to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on GEDi Cube’s operating results and business generally; the risk the proposed Transaction could distract management from ongoing business operations or cause Renovaro and/or GEDi Cube to incur substantial costs; the risk that GEDi Cube may be unable to reduce expenses; the impact of the COVID-19 pandemic, any related economic downturn; the risk of changes in regulations effecting the healthcare industry; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond Renovaro’s or GEDi Cube’s control, including those detailed in Renovaro’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on Renovaro’s website at www.renovarobio.com and on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. All forward-looking statements are based on assumptions that Renovaro and GEDi Cube believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither Renovaro nor GEDi Cube undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

No Offer or Solicitation

This report is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Additional Information Regarding the Merger Will Be Filed with the SEC and Where to Find It

In connection with the proposed Transaction, Renovaro intends to file a proxy statement (the “proxy statement”), and will file other documents regarding the proposed Transaction with the SEC. INVESTORS AND SECURITYHOLDERS OF RENOVARO ARE URGED TO CAREFULLY AND THOROUGHLY READ, WHEN THEY BECOME AVAILABLE, THE PROXY STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY RENOVARO WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENOVARO, GEDI CUBE AND THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Once complete, a definitive proxy statement will be mailed to the stockholders of Renovaro. Investors will be able to obtain free copies of the proxy statement, as may be amended from time to time, and other relevant documents filed by Renovaro with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by Renovaro, including the proxy statement (when it becomes available), will be available free of charge from Renovaro’s website at www.renovarobio.com under the “Financials” tab.

Participants in the Solicitation

Renovaro and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Renovaro in connection with the proposed Transaction. Information about Renovaro’s directors and executive officers is set forth in Renovaro’s definitive proxy statement for the 2023 annual meeting of stockholders filed with the SEC on May 16, 2023, and the proxy statement (when it becomes available). Other information regarding the interests of such individuals, as well as information regarding other persons who may be deemed participants in the proposed Transaction, will be set forth in the proxy statement and other relevant materials to be filed with the SEC when they become available. Stockholders of Renovaro, potential investors, and other readers should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

Contact: ir@renovarobio.com

Source: Renovaro Bioscience Inc.